UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SEQUIAM CORPORATION
                              -------------------
             (Exact name of registrant as specified in its charter)


           California               333-45678                33-0875030
----------------------------  -----------------------  -------------------------
(State or other jurisdiction       (Commission              (IRS Employer
        of incorporation           File Number)           Identification No.)


        300 Sunport Lane, Orlando, Florida                       32809
  ----------------------------------------------------  ------------------------
     (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code          407-541-0774
                                                    ----------------------------

                     2003 Employee Stock Incentive Plan and
                2003 Non-Employee Directors and Consultants Stock Plan
--------------------------------------------------------------------------------
                               (Full Title of the Plan)

                            Nicholas H. VandenBrekel
                    300 Sunport Lane, Orlando, Florida 32809
                                  407-541-0774
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                                 RAYMOND A. LEE
                                LEE & GODDARD LLP
                       18500 VON KARMAN AVENUE, SUITE 400
                                IRVINE, CA 92612
                                 (949) 253-0500

                             CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO       AMOUNT TO BE         PROPOSED MAXIMUM     PROPOSED MAXIMUM
    BE REGISTERED             REGISTERED         OFFERING PRICE PER   AGGREGATE OFFERING
                                                     SHARE (1)               PRICE
Employee Stock           10,000,000 shares (2)  $               0.39  $         3,900,000
Option Plan Common
Stock, par value
$0.001/share

Non-Employee              5,000,000 shares (3)  $               0.39  $         1,950,000
Directors &
Consultants Stock
Plan Common Stock,
par value $0.001/share

     (1) Calculated solely for the purpose of this offering under Rule 457 of the Securities Act of 1933, as amended, based upon the average of the high and low traded price per share of common stock, as reported on the Bulletin Board on September 23, 2003.

     (2) Represents common shares of Sequiam Corporation issueable upon exercise of stock options to be granted pursuant to the 2003 Employee Stock Option Plan.

     (3) Represents common shares of Sequiam Corporation to be granted pursuant to the 2003 Non-Employee Directors and Consultants Stock Plan.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the employee and non-employee participants of the Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     The documents incorporated by reference in Item 3 of Part II hereof are available without charge, upon written or oral request by the employee and non-employee participants of the Plans. Such documents are incorporated by reference in the Section 10(a) prospectus. Other documents required to be delivered to the employee and non-employee participants of the Plans pursuant to Rule 428(b) of the Securities Act are also available without charge, upon written or oral request. Any such requests should be directed to our Secretary, 300 Sunport Lane, Orlando, FL 32809, (407) 541-0773.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents we filed with the Commission are incorporated herein by reference:

     (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 28, 2003, as amended by Amendment No. 1 on Form 10-KSB/A, filed with the Securities and Exchange Commission on April 21, 2003, and as amended by Amendment No. 2 on Form 10-KSB/A, filed with the Securities and Exchange Commission on June 13, 2003.

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003, filed with the Securities and Exchange Commission on May 15, 2003, as amended by Amendment No. 1 on Form 10-QSB/A, filed with the Securities and Exchange Commission on June 13, 2003, and August 20, 2003, respectively.

     (c) Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 10, 2003, on two Forms 8-K/A filed with the Securities and Exchange Commission on February 20, 2003, on Form 8-K filed with the Securities and Exchange Commission on March 13, 2003, on Form 8-K filed with the Securities and Exchange Commission on April 17, 2003, on Form 8-K filed with the Securities and Exchange Commission on May 23, 2003, and on Form 8-K filed with the Securities and Exchange Commission on August 29, 2003.

     (d) All of our other reports, if any, filed pursuant to Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year ended December 31, 2002.

     All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or

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
which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock and 50,000,000 shares of preferred stock. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

The Board of Directors has the authority to designate the rights and preferences of any series of preferred stock. As of the date of filing this registration statement, the Board of Directors had not designated any series of preferred stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Lee & Goddard LLP provided the legal opinion required by Item 601(b)(5) of Regulation S-B with respect to this registration. Raymond A. Lee, a partner of Lee & Goddard LLP, is a qualified Participant of the 2003 Non-Employee Directors and Consultants Stock Plan (the "Non-Employee Plan"). As of the filing of this registration statement, we intend to grant to Raymond A. Lee up to 125,000 shares of our Common Stock under the Non-Employee Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification

     Our Articles of Incorporation and Bylaws limit the liability of directors and officers to the fullest extent permitted by California law. This is intended to allow our directors and officers the benefit of California's
Corporation Code which provides that directors and officers of California corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions in bad faith or which involve intentional misconduct, fraud or a knowing violation of law.

     The California Corporations Code provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Agent") against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     The California Corporations Code also provides that a corporation may indemnify an Agent who was or is a party or is threatened to be made a party to an action by or in the right of the corporation under the same circumstances described in the paragraph above, except no indemnification shall be made for any of the following: (1) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (2) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     To the extent that an Agent has been successful on the merits or otherwise, the corporation must indemnify such person. The California Corporations Code also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

     Our employment agreements with our executive officers contain indemnification obligations pursuant to which we have agreed to indemnify each of our officers for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the California Corporations Code, our Articles of Incorporation, our By-Laws or any of our indemnification agreements with our directors or officers, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

EXHIBIT NO.  EXHIBITS
-----------  --------

4.1          2003 Employee Stock Option Plan.


                                        3

4.2          2003 Non-Employee Directors and Consultants Stock Plan.

5.1          Opinion of Lee & Goddard LLP regarding the legality of the Common Stock being registered.

23.1         Consent of Gallogly, Fernandez & Riley, LLP

23.2         Consent of Lee & Goddard LLP (included in Exhibit 5.1).

ITEM 9.  UNDERTAKINGS

     (a)  The  undersigned  registrant  hereby  undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on this 26th day of September, 2003.

          SEQUIAM CORPORATION

          By: /s/ Nicholas H. VandenBrekel
          --------------------------------------------------------
          Nicholas H. VandenBrekel, Chairman of the Board of Directors, Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                         TITLE
/s/ Nicholas H. VandenBrekel      Chairman of the Board of Directors, Chief
----------------------------
Nicholas H. VandenBrekel          Executive Officer and President

/s/ Mark Mroczkowski              Senior Vice President, Chief Financial Officer,
----------------------------
Mark Mroczkowski                  Principal Financial Officer, Secretary and Director


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